Exhibit 3.1

CERTIFICATE

OF

DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

(Par Value $0.01 Per Share)

OF

AUXILIUM PHARMACEUTICALS, INC.

(Pursuant to Section 151 of the General Corporation Law

of the State of Delaware)

I, the undersigned, being the Chief Administrative Officer, General Counsel and Secretary of AUXILIUM PHARMACEUTICALS, INC., a corporation organized and existing under General Corporation Law of the State of Delaware (hereinafter called the “Company”), in accordance with the provisions of Section 103 thereof DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Sixth Restated Certificate of Incorporation of the Company, the Board of Directors, at a meeting thereof duly held and convened on September 16, 2014, at which a quorum was present and acting throughout, duly adopted the following resolution creating a series of Preferred Stock designated as Series A Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Company’s Board of Directors in accordance with the provisions of its Sixth Restated Certificate of Incorporation, as the same may have been amended or restated from time to time, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof, the voting powers, conversion rights, preferences and relative, participating, optional and other special and relative rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 1,500,000.

Section 2.  Dividends and Distributions.

(a)  The rate of dividends payable per share of the Series A Junior Participating Preferred Stock on the first day of January, April, July and October in each year or such other quarterly payment date as shall be specified by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Junior Participating Preferred Stock, shall be (rounded to the nearest cent) equal to the greater of (i) $0.01 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in common stock or a subdivision of the outstanding common stock (by reclassification or otherwise), declared on the common stock, $0.01 par value per share, of the Company since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Junior Participating Preferred Stock.  Dividends on the Series A Junior Participating Preferred Stock shall be paid out of funds legally available for such purpose.  In the event the Company shall at any time after September 29, 2014 (the “Rights Declaration Date”), (i) declare any dividend on common stock payable in common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding common stock into a smaller number of shares, then in each such case the amounts to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of common stock outstanding immediately after such event and the denominator of which is the number of common stock that were outstanding immediately prior to such event.

(b)  Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Section 3.  Voting Rights.  In addition to any other voting rights required by law, the holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company.  In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding common stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(b)  Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of common shares shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)  In the event that dividends upon the Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six full quarterly dividends thereon, the holders of such shares of Series A Junior Participating Preferred Stock shall become entitled to the extent hereinafter provided to vote noncumulatively at all elections of directors of the Company, and to receive notice of all stockholder’ meetings to be held for such purpose.  At such meetings, to the extent that directors are being elected, the holders of such shares of Series A Junior Participating Preferred Stock voting as a class shall be entitled solely to elect two members of the Board of Directors. Notwithstanding the foregoing, if the holders of such shares of Series A Junior Participating Preferred Stock have elected two members of one class of the Board of Directors, they shall not have the right to elect additional members of the Board of Directors until the term of the two directors previously elected has expired.  All other directors of the Company shall be elected by the other stockholders of the Company entitled to vote in the election of directors.  Such voting rights of the holders of such shares of Series A Junior Participating Preferred Stock shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

At any time when such right to elect directors separately as a class shall have so vested, the Company may, and upon the written request of the holders of record of not less than 15% of the then outstanding total number of shares of all the Series A Junior Participating Preferred Stock having the right to elect directors in such circumstances shall, call a special meeting of holders of such shares of Series A Junior Participating Preferred Stock for the election of directors.  In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the Amended and Restated Bylaws of the Company; provided, that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company.  Upon the mailing of the notice of such special meeting to the holders of such shares of Series A Junior Participating Preferred Stock, or, if no such meeting be held, then upon the mailing of the notice of the next annual or special meeting of stockholders for the election of directors, the number of directors of the Company shall, ipso facto, be increased to the extent, but only to the extent, necessary to provide sufficient vacancies to enable the holders of such shares of Series A Junior Participating Preferred Stock to elect the two directors hereinabove provided for, and all such vacancies shall be filled only by vote of the holders of such shares of Series A Junior Participating Preferred Stock as hereinabove provided.  Whenever the number of directors of the Company shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the Amended and Restated Bylaws and without the vote of the holders of shares of Series A Junior Participating Preferred Stock, provided that no such action shall impair the right of the holders of shares of Series A Junior Participating Preferred Stock to elect and to be represented by two directors as herein provided.

So long as the holders of shares of Series A Junior Participating Preferred Stock are entitled hereunder to voting rights, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of shares of Series A Junior Participating Preferred Stock, shall, until the next meeting of stockholders for the election of directors, in each case be filled by the remaining director elected by the holders of shares of Series A Junior Participating Preferred Stock having the right to elect directors in such circumstances.

Upon termination of the voting rights of the holders of any shares of Series A Junior Participating Preferred Stock the terms of office of all persons who shall have been elected directors of the Company by vote of the holders of shares of Series A Junior Participating Preferred Stock or by a director elected by such holders shall forthwith terminate.

(d)  Except as otherwise provided herein, in the Sixth Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of common stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

Section 4.  Reacquired Shares.  Any Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

Section 5.  Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive the greater of (a) $100.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of common stock.  In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding shares of common stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Section 6.  Consolidation, Merger, etc.  Other than in the case of the transactions contemplated by the QLT Merger Agreement, as such term is defined in that certain Rights Agreement by and between the Company and Broadridge Corporate Issuers Solutions, Inc., as Rights Agent, in case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged.  In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding common stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Section 7.  No Redemption.  The Series A Junior Participating Preferred Stock shall not be redeemable.

Section 8.  Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 9.  Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series A Junior Participating Preferred Stock.

Section 10.  Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Sixth Restated Certification of Incorporation of the Company nor its Amended and Restated Bylaws shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

IN WITNESS WHEREOF, this Certificate of Powers; Designations, Preferences and Rights has been signed by the Chief Administrative Officer, General Counsel and Secretary of the Corporation this 16th day of September, 2014.

/s/ Andrew Koven
Andrew Koven,
Chief Administrative Officer, General Counsel and Secretary